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                                                                  EXHIBIT 10.21


                    EXECUTIVE TERMINATION BENEFITS AGREEMENT
                               EXECUTIVE OFFICERS

         This Executive Termination Benefits Agreement ("Agreement") dated as of September 27, 1999 ("Effective Date"), is among Sabre Holdings Corporation, a Delaware corporation ("Sabre Holdings"), Sabre Inc., a Delaware corporation ("Sabre Inc") (collectively, the "Company"), and Andrew B. Steinberg (the "Executive").

         WHEREAS, the Board of Directors recognizes that the likelihood of a Change in Control affecting the Company, and the uncertainty which it may raise among management personnel, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

         WHEREAS, the Board of Directors considers it essential to the best interests of the Company and its stockholders that its key executives be incentivized to remain with the Company, and to continue to devote their full attention and dedication to the Company's business and their assigned duties, in the event of an actual or likely Change in Control;

         WHEREAS, the Board of Directors believes the Executive is a key executive of the Company and, in the event of an actual or likely Change in Control, the Board of Directors wants the Executive to continue performing his or her duties, to assess the impact of the potential Change in Control, to advise the Company whether the potential Change in Control is in the best interests of the Company and its shareholders, to assist in implementing the Change in Control, and to take such other actions as the Board might determine to be appropriate under the circumstances, all without the Executive being distracted by personal concerns about the impact of the potential Change in Control on the Executive;

         NOW, THEREFORE, in consideration of the mutual covenants below and other good and valuable consideration, and in order to incentivize the Executive to remain in the employ of the Company in the event of an actual or likely Change in Control, the Company and the Executive agree as follows:

1) Defined Terms For purposes of this Agreement, the following terms have the meanings ascribed to them below:

   a) "Cause" means, but is not limited to, any of the following actions by the Executive leading to termination of employment: theft, dishonesty or fraud, insubordination, persistent inattention to duties or excessive absenteeism, violation of the Company's work rules, code of conduct or policies or state or federal law, or any other conduct which would disqualify the Executive from entitlement to unemployment benefits.

   b) "Change in Control" means an occurrence after the Effective Date of any one or more of the events described in clauses (i), (ii), (iii), or (iv) below.

      i) Any Person directly or indirectly, becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities; or

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     ii)   The individuals who, as of the Effective Date, constitute the Board of Sabre Holdings Corporation (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Stock of the Company (the "Outstanding Company Stock") and the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or throughout one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifteen percent (15%) or more of respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     Notwithstanding anything in this Agreement to the contrary, in no event will a Change in Control occur solely by reason of (1) a distribution to the


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      shareholders of AMR Corporation, whether as dividend or otherwise, of all or any portion of the stock or any other voting securities of the Company held, directly or indirectly, by AMR Corporation, or (2) a sale of all or any portion of the stock or any other voting securities of the Company held, directly or indirectly, by AMR Corporation in an underwritten public offering.

   c) "Company" means either Sabre Holdings or Sabre, except that with respect to employment or payment the term also includes indirect subsidiaries and affiliates of Sabre Holdings and Sabre.

   d) "Disability" means the Executive's permanent inability to perform the essential job functions of his or her position with or without reasonable accommodation.

   e) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor or replacement thereto.

   f) "Notice of Termination" means a notice to the Executive or the Company described in Section 3) below, and delivered in accordance with the procedures of Section 3) below.

   g) "Person" has the meaning ascribed to that term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, and includes a "group" as defined in Section 13(d) of the Exchange Act; but excludes the Company and any direct or indirect subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any direct or indirect subsidiary of the Company (including any trustee of such plan acting as trustee).

2) Circumstances Triggering Receipt of Severance Benefits

   a) Subject to Section 2)c) below, the Company will provide the Executive with the benefits set forth in Sections 4) and 6) below upon any termination of the Executive's employment:

      i) by the Company at any time within the first twenty-four (24) months after a Change in Control;

      ii) by the Company at any time within one hundred eighty (180) days prior to a Change in Control;

      iii) by the Executive within the thirty (30) day period immediately following the first anniversary of a Change in Control;

      iv) by the Executive for "Good Reason" (as defined in Section 2)b) below) at any time within the first twenty-four (24) months after a Change in Control.

   b) For purposes of Section 2)a)iv) above, the Executive will be entitled to terminate employment with the Company and its subsidiaries for "Good Reason" after a Change in Control if:

      i) without the Executive's written consent, one or more of the following events occurs at any time during the first twenty-four (24) months after such Change in Control:


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           (1) the Executive is not appointed to, or is otherwise removed from, any office or position with the Company or its subsidiaries that is held by the Executive immediately prior to the Change in Control for any reason other than for Cause or in connection with the termination of employment with the Company or its subsidiaries pursuant to Section 2)a)i) or 2)a)ii) above;

           (2) the Executive's Base Salary rate or annual incentive compensation target is reduced below that in effect immediately prior to the Change in Control for any reason other than for Cause or in connection with the termination of employment with the Company and its subsidiaries pursuant to Section 2)a)i) or 2)a)ii) above;

           (3) the Executive's principal office is moved, without the Executive's consent, to a location that is more than fifty (50) statute miles from its location immediately prior to the Change in Control;

           (4) for any reason other than for Cause or in connection with the termination of his employment with the Company and its subsidiaries pursuant to Section 2)a)i) or 2)a)ii) above, the Executive suffers a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control;

           (5) the Executive determines in good faith that a change in circumstances has occurred following a Change in Control which has rendered the Executive substantially unable to carry out, has substantially hindered the Executive's performance of, or has caused the Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control;

           (6) for any reason other than in connection with the termination of employment or in connection with a bona fide restructuring of the Executive's benefits that does not reduce the overall level of such benefits, the Company asserts the intention to reduce or reduces any benefit provided to the Executive below the level of such benefit provided immediately prior to the Change in Control, other than pursuant to the terms of any employment agreement between the Company or a subsidiary of the Company and the Executive ("Employment Agreement") (unless the Company agrees to fully compensate Executive for any such reduction);

           (7) a successor where applicable, does not assume and agree to the terms of this Agreement in accordance with Section 9) below; or

           (8) the Company purports to terminate Executive's employment other than in accordance with a Notice of Termination.

      ii) the Executive notifies the Company in writing (addressed in care of the Chairman of the Board of the Company) of the occurrence of such event;


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      iii) within thirty (30) days following receipt of such written notice, the
           Company does not cure such event to the reasonable satisfaction of the Executive and deliver to the Executive a written statement that it has done so; and

      iv) within sixty (60) days following the expiration of the period specified in Section 2)b)iii) above (without the occurrence of a cure and written notice thereof as described in Section 2)b)iii) above), the Executive voluntarily terminates employment with the Company.

   c) Notwithstanding Sections 2)a) and 2)b) above, no benefits will be payable by reason of this Agreement in the event of:

      i) Termination of the Executive's employment with the Company by reason of the Executive's death or Disability, so long as neither the Executive nor the Company previously received a Notice of Termination for the Executive.

      ii) Termination by the Executive of the Executive's employment with the Company at or after age sixty-five (65) if the Executive is then eligible for retirement; or

      iii) Termination of the Executive's employment with the Company for Cause. This Section 2)c) will not preclude the payment of any amounts otherwise payable to the Executive under any of the Company's employee benefit plans, programs and arrangements and/or under any Employment Agreement. The Executive will not be deemed to have been terminated for Cause unless (A) reasonable notice is given to the Executive that the Board of Directors intends to meet to consider terminating the Executive for Cause, (B) a meeting of the Board of Directors is held at which the Executive (and his legal counsel if desired by the Executive) is given an opportunity to present a defense, and (C) following that meeting, a resolution is approved by the affirmative vote of at least seventy-five percent (75%) of the members of the Board of Directors of the Company, which concludes that Cause exists, specifies the acts or failures to act constituting Cause, and approves the termination of the Executive for Cause.

3) Notice of Termination Any termination of the Executive's employment with the Company as contemplated by Section 2) above will be communicated by written notice to the Executive or the Company delivered in person or by certified mail. Any "Notice of Termination" will: (i) state the effective date of termination, which will not be less than thirty (30) days or more than sixty
   (60) days after the date the Notice of Termination is delivered (the "Termination Date"), except that the Termination Date may be immediate if Cause exists; (ii) state the specific provision in this Agreement being relied upon for termination; (iii) state the facts and circumstances claimed to provide a basis for such termination in reasonable detail, and (iv) in the case of termination for Cause, be signed by the Chairman of the Board of the Company.

4) Termination Benefits Subject to the conditions set forth in Section 2) above, the Company will pay or provide to the Executive (net of any applicable payroll or other taxes required to be withheld) the following:


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   a) Compensation The Company will pay to the Executive the sum of (i) three
      (3) times the greater of (A) the Executive's effective annual base salary at the Termination Date or (B) the Executive's effective annual base salary immediately prior to the Change in Control, plus (ii) three (3) times the greater of (X) the highest annual bonus awarded to the Executive under the Company's Variable Compensation Plan or any other bonus plan (whether paid currently or on a deferred basis) with respect to any twelve
      (12) consecutive month period during the last three (3) fiscal years ending prior to the Termination Date or (Y) the highest target bonus rate applicable to the Executive for any period during such prior three (3) year period, multiplied by the applicable annual base salary determined under clause (i) of this Section 4)a); the resulting amount to be paid in a lump sum on the first day of the month following the Termination Date.

   b) Health Insurance Benefits The Company will pay to the Executive an amount equal to the cost, at standard independent insurance premium rates as of the Termination Date (or, if applicable and higher, the cost to the Executive of exercising his right of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended), of purchasing benefits for the Executive on an individual basis that are equal to the Executive's Company-paid participation (including dependent coverage) in the travel accident, major medical, dental and vision care insurance plans, calculated as if such benefits were continued during the thirty-six (36) month period following the Termination Date, and paid in a lump sum on the first day of the month following the Termination Date; such payment to be in lieu of (or offset by) any rights to continued coverage under such plans on a Company-funded basis. Notwithstanding the foregoing, if the Executive notifies the Company that, as of the Termination Date, he or she was unable to obtain any aspect of the above-mentioned insurance coverage (including dependent coverage) that is not provided through continued coverage on a Company-funded basis at a rate no greater than the annualized amount paid to him or her pursuant to this provision, the Company will continue to provide any such coverage to the Executive.

   c) Retirement Benefits The Executive will be deemed to be completely vested in Executive's currently accrued benefits under The Sabre Group Retirement Plan ("SGRP"), the Legacy Pension Plan ("LPP") and the Supplemental Executive Retirement Plan ("SERP") in effect as of the date of Change in Control, regardless of his or her actual vesting service credit thereunder. In addition, an Executive who is an SGRP Member as defined by the LPP will be credited with Employer Contributions and Employer Matching Contributions as though the Executive contributed at a level to receive the maximum Employer Matching Contributions for the thirty-six (36) month period following Termination Date. The SGRP Supplemental Benefit will be calculated as though the Executive's compensation rate equaled the amount determined in Section 4)a) above. The Executive will be deemed to earn service credit for benefit calculation purposes under Sections 4.1(a), 4.1(b), and 4.1(c) of the SERP for the period of thirty-six (36) months following the Termination Date. The Legacy Plan Supplemental Benefit under the SERP will become payable at any time designated by the Executive following termination of the Executive's employment with the Company after the Executive reaches age fifty-five (55), subject to the terms of the LPP regarding the actuarial adjustment of benefit payments commencing prior to normal retirement age. The Legacy Plan Supplemental


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      Benefit under the SERP will be calculated as though the Executive's compensation rate for each of the five (5) years immediately preceding his retirement equaled the amount determined in Section 4)a) above. Any benefits payable pursuant to this Section 4)c) that are not payable out of the SGRP, LPP or SERP for any reason (including but not limited to any applicable benefit limitations under the Employee Retirement Income Security Act of 1974, as amended, or any restrictions relating to the qualification of the Company's Retirement Benefit Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"), or any successor provision), will be paid directly by the Company out of its general assets.

   d) Relocation Benefits If the Executive moves his residence in order to pursue other business or employment opportunities within thirty-six (36) months after the Termination Date and requests in writing that the Company provide relocation services, the Executive will be reimbursed for any reasonable expenses incurred in that initial relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer. Benefits under this provision will include assistance in selling the Executive's home and all other assistance and benefits that were customarily provided by the Company to transferred executives at the same management level as the Executive prior to the Change in Control.

   e) Executive Outplacement Counseling At the request of the Executive made in writing within thirty-six (36) months after the Termination Date, the Company will engage an outplacement counseling service of national reputation to reasonably assist the Executive in obtaining employment.

   f) Stock Based Compensation Plans

      i) Any issued and outstanding Stock Options and Stock Appreciation Rights granted in connection with such Stock Options (to the extent they have not already become exercisable) will become immediately exercisable in accordance with the Company's 1996 Long Term Incentive Plan, Amended and Restated 1996 Long Term Incentive Plan, or any successor plans (collectively the "LTIPs").

      ii) Upon the Change in Control, (A) the Company's right to revoke or rescind any award of stock or stock-based compensation to the Executive under the Company's LTIPs will terminate; (B) the Company will reissue, reinstate or replace to the Executive any award of stock or stock based compensation for which a revocation or rescission occurred in the one-hundred eighty (180) days preceding the Change in Control, unless the revocation or rescission was attributable to a termination of the Executive for Cause; and (C) any other unilateral change by the Company to any award of stock or


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           stock based compensation, or any change to the LTIP or the interpretation of the LTIP, which change occurred in the one-hundred eighty (180) days preceding the Change in Control and adversely affected the Executive's rights in any award of stock or stock based compensation, will be deemed as to the Executive to have been void ab initio and without effect.

      iii) The Executive's rights under any other stock-based compensation plan, including but not limited to restricted stock, performance shares, stock appreciation rights, and stock equivalent units, will vest (to the extent they have not already vested) in accordance with the Company's LTIPs.

   g) Split Dollar Life Insurance. The Company will, for thirty-six (36) months after the Termination Date, continue to provide the Executive with the Company's Split Dollar Life Insurance benefit as in effect immediately prior to the date of the Change in Control. Not later than the expiration of that thirty-six (36) month period, the Executive (or the Executive's estate in the event of the payment of a claim under the Executive's policy,) will repay to the Company, without interest, all premiums paid by the Company to provide the Split Dollar Life Insurance benefit.

   h) Travel Privileges The Company will purchase or otherwise make available to the Executive personal air travel on American Airlines and American Eagle
      (A) under terms and conditions no less favorable than those that did apply or would have applied to the Executive as an "Eligible Employee" under the Travel Privileges Agreement between the Company and American Airlines, Inc. ("American") dated July 1, 1996, as amended, including any successor agreement ("Travel Agreement") if the Executive's employment with the Company had continued; and (B) at an after tax cost to the Executive equal to the after tax cost the Executive would have paid for personal air travel using the travel privileges as an "Eligible Employee" under the Travel Agreement if the Executive's employment with the Company had continued. The Company will provide personal air travel pursuant until the earlier to occur of: (A) the expiration of the Travel Agreement (currently scheduled for June 30, 2008) or (B) a termination of the Travel Agreement by American other than as a consequence of the Change in Control; except that if before such an occurrence the Executive reaches (w) fifty-five
      (55) years of age with five (5) years of service if hired on or before July 31, 1996, or (x) fifty-five (55) years of age with ten (10) years of service if hired after July 31, 1996, or (y) fifty (50) years of age with ten (10) years of service, or (z) fifty (50) years of age with fifteen
      (15) years of service, then the Company will purchase or otherwise make available to the Executive, immediately if the Executive qualifies under the preceding clauses (w) or (x), or upon the Executive reaching sixty-two
      (62) years of age if the Executive qualifies under the preceding clause
      (y), or upon the Executive reaching fifty-five (55) years of age if the Executive qualifies under the preceding clause (z), personal air travel on American Airlines and American Eagle (a) under terms and conditions no less favorable than those that would have applied to the Executive as an "Eligible Retiree" under the Travel Agreement if the Executive had retired from the Company; and (b) at an


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      after tax cost to the Executive equal to the after tax cost the Executive would have paid for personal air travel using the travel privileges available as an "Eligible Retiree" under the Travel Agreement if the Executive had retired from the Company. If the Travel Agreement is terminated by American due to the Change in Control, the Company will provide the personal air travel described in this Section 4)h) without regard to any termination of the Travel Agreement.

   i) Automobile If, immediately prior to a Change in Control, no automobile is leased by the Company for the Executive's use, then the Executive will be entitled to receive on the Termination Date a lump sum car allowance equal to thirty-six times the monthly car allowance that the Company paid to the Executive immediately prior to the Change in Control. The Executive will be entitled to continue using, at the Company's expense and under the same terms and conditions that applied to the leased automobile immediately prior to the Change in Control, any automobile leased by the Company for the Executive's use, until the earlier of (i) the date thirty-six (36) months after the Termination Date or (ii) the termination or expiration of the automobile lease. If the automobile lease expires or is terminated sooner than thirty-six (36) months after the Termination Date, the Executive will be entitled to receive thereafter, until the date thirty-six (36) months after the Termination Date, a monthly car allowance equal to the monthly car allowance paid by the Company to its executives immediately prior to the Change in Control. Upon the termination or expiration of the automobile lease, and subject to the terms and conditions of the automobile lease, the Executive will be entitled to have the Company exercise, on behalf of the Executive and at the Executive's sole expense, any purchase option under the automobile lease.

   j) Other Perquisites The Company will pay to the Executive an amount equal to the cost to the Company of providing or continuing any other perquisites and benefits of the Company that were in effect immediately prior to the Change in Control, calculated as if such benefits were continued during the thirty-six (36) month period following the Termination Date, and payable in a lump sum on the first day of the month following the Termination Date.

   k) Accrued Amounts The Company will pay to the Executive all other amounts accrued or earned by the Executive through the Termination Date and amounts otherwise owing under the then existing plans and policies of the Company, including but not limited to all amounts of compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company.

5) Payment of Certain Legal Fees and Costs

   a) If a dispute arises regarding a termination of the Executive or the interpretation or enforcement of this Agreement, after a Change in Control, the parties will submit the dispute, within thirty (30) business days following service of notice of such dispute by one party on the other, to J*A*M*S/Endispute for prompt resolution in Dallas, Texas, under its rules for labor and employment disputes. The Arbitrator will have no authority to order a modification or amendment of


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      this Agreement. The decision of the Arbitrator will be final and binding upon the parties. All reasonable fees and expenses, including, without limitation, any arbitration or legal expenses, incurred by the Executive in contesting or disputing any such termination (in whole or in part) or in obtaining or enforcing any right or benefit provided for in this Agreement (in whole or in part) or in otherwise pursuing his or her claim (in whole or in part) will be paid by the Company, to the extent permitted by law, regardless of whether the Executive is successful.

   b) In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment will be increased to reflect an interest factor, compounded annually, equal to the prime rate in effect as of the date the payment was first due plus two points. For this purpose, the prime rate will be based on the rate identified by Chase Manhattan Bank as its prime rate.

6) Certain Additional Payments by the Company

   a) Notwithstanding anything in this Agreement to the contrary (except as provided in Section 6)h) below), if there is a Change in Control and any payment (other than the Gross-Up payments provided for in this Section 6) or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, restricted stock, deferred stock or the lapse or termination of any restriction on, deferral period or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by
      Section 4999 of the Code or any successor provision thereto by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively a "Gross-Up Payment"). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax and any income tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

   b) Subject to the provisions of Section 6)f), all determinations required to be made under this Section 6), including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its


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      determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the Change in Control, the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6)g) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. The Company will promptly pay any such Underpayment to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

   c) The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 6)b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

   d) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.


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

   e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by
      Section 6)b) will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five (5) business days after receipt from the Executive of a statement therefore and reasonable evidence of his payment thereof.

   f) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment or any additional Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (x) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

      i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

      ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

      iii) cooperate with the Company in good faith in order effectively to contest such claim; and

      iv) permit the Company to participate in any proceedings relating to such claim; except that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such contest and payment of costs and expenses. Without limiting the foregoing provisions of this Section
           6)f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 6)f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (except that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the

           Company will determine; except that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and except that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

   g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6)g), the Executive receives any refund with respect to such claim, the Executive will (subject to the Company's complying with the requirements of Section 6)f) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
      Section 6)f) above, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section.

   h) Notwithstanding any provision of this Agreement to the contrary, if (i) the aggregate "present value" of the "parachute payments" to be paid or provided to the Executive under this Agreement or otherwise does not exceed 1.15 multiplied by three times the Executive's "base amount," and
      (ii) but for this Section h), the Company would be obligated to pay to the Executive a Gross-Up Payment with a net after-tax benefit to the Executive of not more than Fifty Thousand Dollars (USD $50,000) (taking into account both income taxes and any Excise Tax), then, in lieu of such Gross-Up Payment, the payments and benefits to be paid or provided under this Agreement (including any stock based compensation pursuant to Section 4)f) above) will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any payment or benefit to the Executive, as so reduced, constitutes an "excess parachute payment." For purposes of this Section 6)h), the terms "excess parachute payment," "present value," "parachute payment," and "base amount" will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by the Executive or the Company, by the Accounting Firm. The fact that the

      Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 6)h) will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 6)h), the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 6)h). The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

7) Letter of Credit, etc. In order to better ensure the availability of funds to pay all amounts provided for in Sections 4), 5) and 6), the Chief Financial Officer may on behalf of the Company establish a "grantor" trust or standby Letter or Letters of Credit or other suitable arrangements in an amount sufficient to cover such amounts. The financial facility or arrangement selected by the Chief Financial Officer will be irrevocable as of a Change in Control and will become available to the Executive upon the Termination Date and upon presentation of the documents specified in the Letter of Credit or other financial facility or arrangement. All funds provided by the Company to cover such payment, if any, will revert to the Company after payment in full to the Executive, subject to the applicable terms of the documents implementing such arrangements.

8) Continuing Obligations

   a) All documents, records, techniques, business secrets and other information which have come into the Executive's possession from time to time during his or her employment with the Company will be deemed to be confidential and proprietary to the Company and, except for personal documents and records of the Executive, will be returned to the Company.

   b) The Executive will retain in confidence any confidential information concerning the Company and its subsidiaries and their respective businesses so long as such information is not publicly disclosed, except that Executive may disclose any such information required to be disclosed in the normal course of employment with the Company or pursuant to any court order or other legal process.

   c) The Executive will not, for a period of three (3) years after the Termination Date, directly or indirectly solicit, or directly or indirectly assist any third party in soliciting, any employee of the Company or any of its subsidiaries or affiliated companies to join the employ of any entity that competes with the Company or any of its subsidiaries or affiliated companies.

9) Successors

   a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the


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

       business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such Change in Control had taken place. Failure of such successor entity to enter into such agreement prior to the effective date of any such succession (or, if later, within three business days after first receiving a written request for such agreement) will constitute a breach of this Agreement and will entitle the Executive to terminate his employment pursuant to Section 2)a)iv) above and to receive the payments and benefits provided under Sections
       4), 5) and 6) above.

    b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are payable hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his successors, heirs, distributees, devisees, legatees or other designees or, if there is no such designee, to his estate.

10) Notices

    For the purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

              6921 Baxtershire Drive
              Dallas, Texas 75230

    If to the Company:

              Sabre
              Attn: Corporate Secretary
              P. O. Box 619615
              Mail Drop 4204
              DFW Airport, Texas  75261-9615

    or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

11) Governing Law THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED BY AND ENFORCED UNDER THE LAWS OF THE STATE OF DELAWARE.

12) Miscellaneous No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement (or in any employment or other written agreement relating to the Executive).

13) Separability The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

14) Non-assignability This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in
    Section 9) above. Without limiting the foregoing, the Executive's right to receive payments hereunder will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer by Executive contrary to this Section, the Company will have no liability to pay any amount so attempted to be assigned or transferred to any person other than the Executive or, in the event of his death, his designated beneficiary or, in the absence of an effective beneficiary designation, the Executive's estate.

15) Termination This Agreement will remain in effect for three (3) years from the Effective Date. It will be automatically renewed for successive three
    (3) year periods unless, no fewer than one hundred eighty (180) days prior to the expiration of a three (3) year period, the Company notifies the Executive in writing of its intent to terminate the Agreement; except that such termination will not be made, and if made will have no effect, (a) as to any payments or benefits payable hereunder to an Executive whose employment has terminated pursuant to Section 2)a) or 2)b) above, or (b) within two (2) years after a Change in Control or (c) during any period of time when the Company has knowledge that any third person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board (as constituted at the time of the termination of this Agreement), the third person has abandoned or terminated its efforts to effect a Change in Control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth, thereby mutually and voluntarily agreeing that this Agreement supersedes and replaces any prior similar agreements for such termination benefits.


SABRE HOLDINGS CORPORATION




By:  /s/ JEFFERY M. JACKSON
     ------------------------------------------------------------
     Jeffery M. Jackson
     Senior Vice-President, Chief Financial Officer and Treasurer

SABRE INC.



By:  /s/ JEFFERY M. JACKSON
     ----------------------------------------------------
     Jeffery M. Jackson
     Executive Vice-President and Chief Financial Officer





Andrew B. Steinberg


Signed: /s/ ANDREW B. STEINBERG
       ---------------------------------------


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